Exhibit 4.12

No. 2009 - ___

THIS NOTE AND THE SHARES ISSUABLE ON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW. THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS NOTE NOR ANY SHARES ISSUABLE ON CONVERSION HEREOF MAY BE TRANSFERRED, SOLD OR OFFERED FOR SALE, IN WHOLE OR IN PART, UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITY UNDER THE SECURITIES ACT AND QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW, (2) SUCH TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT AND PURSUANT TO QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAW OR EXEMPTION THEREFROM, OR (3) THERE IS AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED AS TO SAID TRANSFER, SALE OR OFFER.

US SOLAR TECH, INC.

Convertible Subordinated Note, Due September 30, 2011

September 30, 2009

FOR VALUE RECEIVED, US SolarTech, Inc., a Delaware corporation (the “Company”) with its principal place of business at 199 Main Street Suite 706 White Plains, New York 10601, hereby promises to pay to _____________, dated March 1, 1991, with its  primary location at _________________(“Holder”) the amount of _____________(the “Principal Sum”), together with interest as hereinafter provided and payable at the times and in the manner hereinafter provided.

1.
Notes.  This Note is one of a series of notes (the “Notes”) of like tenor in the aggregate principal amount of up to Two Million Dollars ($2,000,000.00), all of which are ranked pari passu with one another, and ranked as set forth in Section 10 hereof.

2.
Interest.  Interest will accrue on the unpaid balance of the Principal Sum until paid at the rate of 7.5% per annum from the date hereof through September 30, 2011, provided, however, that if as of September 30, 2010, this Note shall remain unconverted pursuant to the terms hereof, then the interest payable hereon shall be retroactively adjusted as of September 30, 2009 to a rate of 15% per annum.   All interest shall be calculated on the basis of a 365-day year for the actual number of days the Principal Sum or any part thereof remains unpaid.  Notwithstanding any provision herein, in the event this Note is converted in whole or in part in accordance with Section 5 hereof, for purposes of calculating the number of shares of the Company’s common stock, par value $.0001 per share (“Common Stock”) to which the Holder is entitled upon conversion, the portion of this Principal Sum being converted shall be deemed to have accrued interest a rate of 25% per annum.

3.
Payment Amount and Due Date.  The Principal Sum and accrued and unpaid interest shall be payable in full on September 30, 2011, unless the Principal Sum and unpaid interest has been earlier converted pursuant to Section 5 below.  Payment shall be made at the address designated by Holder in writing to Company, and shall be in lawful money of the United States of America.

4.
Redemption by the Company.  Notwithstanding any provision herein, the Company may, at its sole discretion, upon at least ten (10) days prior written notice setting forth an effective date for redemption, redeem all or part of this Note by payment of the then outstanding Principal Sum and any accrued interest thereon, provided that the Holder shall remain entitled to convert this Note pursuant to Section 5 below at any time prior to the effective date set forth in such notice.

5.	Conversion.

5.1
Notwithstanding any provision herein, the Holder shall be entitled to convert this Note at such time when the Common Stock has been Publicly Traded for one   full calendar month (the “Initial Conversion Date”) until September 30, 2010 (the “Conversion Period”). “Publicly Traded” shall mean that the Common Stock of the Company has been validly registered under the Securities Exchange Act of 1934 and is validly trading on the Pink Sheets, OTC Bulletin Board, NASDAQ Capital Market, NASDAQ National Market, New York Stock Exchange, NYSE Amex Equities or another recognized U.S. national market.

5.2
During the Conversion Period, Holder shall, acting in its sole discretion, be entitled to convert any portion or all of the Principal Sum and unpaid interest accrued under this Note into shares of the Company’s Common Stock  at a price per share of equal to the weighted average trading price of the Common Stock on the exchange or quotation system on which it is Publicly Traded with respect to the preceding 20 trading days (such price over such period being the “Calculated Price”), provided that notwithstanding any provision in this Note, such price shall not be less than $1.50 per share (the “Conversion Price”), provided further that any partial conversion of this Note shall convert no less than $50,000 of the then outstanding Principal Amount, unless waived in writing by the Company.  In the event of any partial conversion of this Note, upon Holder’s surrender of this Note or any subsequent note issued hereunder, the Company shall issue a replacement note with identical terms, reflecting the remaining outstanding balance on this Note.  Holder shall effect conversion by providing the Company with an irrevocable written notice setting forth the Principal Amount to be converted, the Conversion Price, the amount of Accrued Interest earned, and the effective date of the conversion, which date shall be no earlier than the date of the notice and no later than five calendar days following the notice.

5.3
If at any time on or after the Initial Conversion Date the Calculated Price equals or exceeds $2.00 per share (the “Trigger Price”) for 20 consecutive trading days (the “Conversion Event”), then the Company shall provide Holder with a written notice stating that the requirements for automatic conversion under this Section 5.3 have been met, whereupon on the 5th business day following Holder’s receipt of such notice, the Company shall have the right, at its sole discretion, to convert all of the Principal Sum and unpaid interest accrued under this Note (accruing through but not after the occurrence of the Conversion Event) into shares of Common Stock of the Company at the Trigger Price.

6.	Default.

6.1
The Principal Sum plus all accrued and unpaid interest shall immediately become due and payable at the option of Holder without demand for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, or any other notice or demand, all of which the Company hereby expressly waives, if any of the following occur (each a “Default”):

6.1.1	The Company fails to pay to Holder the Principal Sum and accrued and unpaid interest when due as provided in this Note and such failure continues for a period of 30 days;

6.1.2
Any default by the Company with respect to another indebtedness other than ordinary course trade debt if the effect of such default is to cause or permit the acceleration of such indebtedness and such indebtedness is in excess of $200,000;

6.1.3	The Company voluntarily makes an assignment for the benefit of creditors, or a trustee or receiver of the Company is appointed;

6.1.4
(i) Any proceeding involving the Company is voluntarily commenced by the Company under any bankruptcy, reorganization, insolvency, readjustment of debt, marshalling of assets and liabilities, dissolution, or liquidation law or statute of the United States or of any state, whereupon such Default shall be deemed to exist immediately upon commencement without any cure period or (ii) a proceeding of such nature is involuntarily instituted against the Company, and in each of (i) and (ii) the Company by any action indicates its approval of, or consent to or acquiescence in, the proceeding, or the proceeding remains undismissed for 60 days;

6.1.5	The Company fails to issue Common Stock issuable to Holder upon Holder’s valid conversion of this Note with 15 business days;

6.2
Upon the occurrence and during the continuance of a Default, the Holder shall then, or at any time thereafter, have all of the rights and remedies afforded under all other applicable law.  All such rights and remedies are cumulative and none is exclusive.  The Company hereby agrees not to take any action to obstruct, impede, or infringe upon the Holder’s enforcement of its rights, benefits, and remedies under this Note and to cooperate fully with any and all actions taken by the Holder pursuant to this Note or in the exercise of any rights granted to the Holder thereunder or under applicable law.

6.3	The failure of Holder to assert any right contained in this Note or any delay in asserting any such right shall not be deemed a waiver of such right.

6.4	The Company shall provide written notice to Holder promptly upon the Company’s becoming aware of the occurrence of a Default, regardless of whether such default continues.

6.5
Upon the occurrence and continuation of a Default or after judgment has been rendered on this Note, the unpaid Principal Sum of this Note shall bear interest at a rate which is three percentage points higher than the rate of interest which would otherwise be actually payable in cash hereunder (the “Default Rate”),

7.	Securities Matters.

7.1
By accepting this Note, Holder acknowledges that Holder has been advised by the Company that neither this Note nor any Common Stock which may be issued pursuant hereto have been registered under the Securities Act, that the Note is being issued and the Common Stock may be issued on the basis of the statutory exemption provided by Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or both, relating to transactions by an issuer not involving any public offering, and that the Company’s reliance thereon is based in part upon representations made by Holder.  Holder acknowledges that Holder has been informed by the Company of, or is otherwise familiar with, the nature of the limitations imposed by the Securities Act and the rules and regulations thereunder on the transfer of securities.

7.2
Unless registered pursuant to the provisions of the Securities Act, the certificate(s) evidencing any Common Stock issued upon any conversion under Section 6 of this Note shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND ARE BEING OFFERED AND SOLD PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR SUCH OTHER LAWS.”

8.	Company Representations and Covenants.

8.1	The Company represents and warrants to Holder that:

8.1.1	The Company is a corporation incorporated and validly existing under the laws of the State of Delaware;

8.1.2
The Company shall, at all times that the Notes remain outstanding, ensure that at least 1,333,333 shares of Common Stock are authorized for issuance upon conversion of the Notes, plus a sufficient number of additional shares of Common Stock to allow for conversion of all accrued interest on the Notes in accordance with their terms, in each case subject to pro rata reduction upon conversion of Notes and in each case adjustable for the events contemplated by Section 9;

8.1.3	This Note has been duly authorized by the Company; and

8.1.4
This Note constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, subject only to bankruptcy, insolvency, liquidation, reorganization, moratorium, and similar laws generally affecting enforcement of creditors' rights.

8.1.5
This Note and the performance of the Company’s obligations hereunder does not conflict with any agreement, applicable law, order of any governmental authority, judgment, or other contract to which the Company is a party or by which the Company or its assets are bound.

9.	Adjustments to Conversion Price and Trigger Price. The Conversion Price and the Trigger Price are subject to adjustment from time to time upon the occurrence of the events specified in this Section 9.

9.1
Adjustments for Stock Splits and Combinations.  If, while any portion this Note is outstanding, the Company effects a subdivision of the outstanding Common Stock (or other securities issuable on conversion hereof), the Conversion Price and Trigger Price then in effect shall be proportionately decreased in proportion to such increase of outstanding Common Stock, and conversely, if, while this Note is outstanding, the Company combines the outstanding Common Stock, the Conversion Price and Trigger Price then in effect shall be proportionately increased in proportion to such decrease in outstanding Common Stock.  Any adjustment under this Section 9.1 shall become effective as of the record date for such event and if such subdivision or combination is not consummated the Conversion Price and the Trigger Price shall be readjusted accordingly.  For purposes of this Section 9.1, a stock dividend shall be considered a stock split.

9.2
Adjustment for Reclassification, Exchange and Substitution. If the shares of Common Stock of the Company issuable upon conversion of this Note are changed into the same or a different number of shares of the same or any other class or classes of stock, whether by reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 9.1 or a capital reorganization, merger or consolidation provided for in Section 9.3), or if all or any portion of the class of securities then purchasable by conversion of this Note are redeemed or cease to exist, then and in any such event Holder shall have the right thereafter, upon conversion of this Note, to receive in lieu of shares of Common Stock of the Company the kind and amount of stock and other securities or property receivable upon such reclassification or other change, in an amount equal to the amount that Holder would have been entitled to had this Note been converted to such extent prior to such event, and the Conversion Price shall be proportionally adjusted, all subject to further adjustment as set forth herein.

9.3
Adjustment for Capital Reorganization, Merger or Consolidation.  In case of any capital reorganization of the capital stock of the Company (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), or any merger or consolidation of the Company with or into another person or entity, or the sale of all or substantially all the assets of the Company then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision will be made so that Holder will thereafter be entitled to receive upon conversion of this Note, during the period specified herein and at the Conversion Price then in effect, the number of shares of stock or other securities or property of the successor person or entity resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon conversion of this Note would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Note had been converted immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 9.  The foregoing provisions of this Section 9.3 will similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other person or entity that are at the time receivable upon the conversion of this Note.  If the per-share consideration payable to a holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration will be determined reasonably and in good faith by the audit committee of the Company’s Board of Directors.  In all events, appropriate adjustment (as determined reasonably and in good faith by the audit committee of the Company’s Board of Directors) will be made in the application of the provisions of this Note with respect to the rights and interests of Holder after the transaction, to the end that the provisions of this Note will be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon conversion of this Note.

9.4
Adjustment for Dividends or Distributions of Stock or Other Securities or Property.  In case the Company will make or issue, or will fix a record date for the determination of eligible holders entitled to receive, a dividend or other distribution with respect to the Common Stock (or any shares of stock or other securities at the time issuable upon conversion of this Note) payable in: (i) securities of the Company (other than a stock dividend for which adjustment is made pursuant to Section 9.1) or (ii) assets (excluding cash dividends paid or payable solely out of retained earnings), then, in each such case, Holder on conversion hereof at any time after the consummation, effective date or record date of such dividend or other distribution, will receive, in addition to the shares of Common Stock (or such other stock or securities) issuable on such conversion prior to such date, and without the payment of additional consideration therefor, the securities or such other assets of the Company to which such Holder would have been entitled upon such date if such Holder had converted this Note on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during such period giving effect to all adjustments called for by Section 9.

9.5
Adjustments for the Issuance of other Debt.  In the event that the Company issues convertible debt securities at any time prior to the maturity of this Note (“Other Securities”) and the conversion provisions of such Other Securities are more favorable to the holders of the Other Securities than those set forth in this Note, then the conversion provisions in this Note shall be adjusted so that they provide the Holder with conversion rights as favorable as those in the Other Securities, provided however, that such adjustment shall only be made on a pro rata weighted average basis.

9.6
Determination of Adjustment.  Any determination as to whether an adjustment is required to be made under Section 9 to (i) the Conversion Price or Trigger Price in effect hereunder or (ii) as to the amount of any such adjustment described in clause (i) of this Section 9.6, shall be binding upon Holder and the Company if made reasonably and in good faith by the audit committee of the Company’s Board of Directors.

10.	Subordination. The Company’s obligations to the Holder shall be subordinated in accordance with the following terms and conditions:

10.1
Agreement to Subordinate. The Company agrees, and the Holder, by accepting this Note agrees, that the Indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 10, to the prior payment and/or cancellation in full of all Senior Indebtedness of the Company and that such subordination is for the benefit of, and enforceable by, the Senior Creditors.  For the avoidance of doubt, the Indebtedness evidenced by this note shall rank pari passu with respect to future Indebtedness of the Company but shall be junior to future indebtedness of the Company (i) which by its terms is senior to the Indebtedness evidenced by this Note and (ii) any secured Indebtedness of the Company.

10.2
Liquidation, Dissolution, Bankruptcy. Upon any payment or  distribution of the assets of the Company to creditors upon a total or  partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

10.2.1
 holders of Senior Indebtedness of the Company shall be entitled to receive payment in full of such Senior Indebtedness before the Holder shall be entitled to receive any payment of principal of or interest on this Note;

10.2.2
until the Senior Indebtedness of the Company is paid in full, any payment or distribution to which the Holder would be entitled but for this Section 10 shall be made by the liquidating trustee or agent or other person making such payment or distribution (whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise) directly to holders of such Senior Indebtedness as their interests may appear to the extent necessary to pay in full all Senior Indebtedness remaining unpaid after giving effect to any prior or concurrent payment or distribution, or provision therefor, to holders of such Senior Indebtedness; and

10.2.3
in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities issued to the Holder upon conversion under or redemption of this Note, shares of common stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of all Senior Indebtedness which may at the time be outstanding on terms not less favorable than those of this Section 10) shall be received by the Holder before all Senior Indebtedness is paid in full, such payment or distribution shall be paid over to the Senior Creditors, for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full, or provision made for its payment, after giving effect to any prior or concurrent payment or distribution on the Senior Indebtedness.

10.3
Default on Senior Indebtedness. The Company may not pay the  principal of, premium (if any) or interest on this Note in cash and may not repurchase, redeem or otherwise retire this Note (other than securities issued to the Holder upon conversion under or redemption of, this Note ) if (i) any Senior Indebtedness of the Company is not paid when due or (ii) any other default on such Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded or (y) such Senior Indebtedness has been paid in full.

10.4
When Distribution Must Be Paid Over. If a distribution prohibited by this Section 10 is made to Holders, the Holders who receive such distribution shall hold such distribution in trust for holders of Senior Indebtedness of the Company and pay such distribution over to them as their interests may appear.

10.5
Waiver of Certain Rights. The Holder hereby waives any and all rights to (a) require Senior Creditor to marshal any property or assets of the Company or to resort to any of the property or assets of the Company in any particular order or manner, (b) require Senior Creditor to enforce any guaranty or any security interest or lien given by any person or entity other than the Company to secure the payment of any or all of the Senior Indebtedness held by the Senior Creditor as a condition precedent or concurrent to taking any action against or with respect to any collateral securing such Senior Indebtedness and/or (c) bring any action to contest the validity, legality, enforceability, perfection,  priority or avoidability of any of the Senior Indebtedness held by the Senior Creditor, any of the documents evidencing the Senior Indebtedness held by the Senior Creditor or any of the security interests and/or liens of Senior Creditor in or on any of the collateral securing its Senior Indebtedness.

10.6
Bankruptcy. The provisions of this Section 10 shall continue in full force and effect after the filing of any petition for relief by or against the Company under the United States Bankruptcy Code (the "Code") and all converted or succeeding cases in respect thereof (all references herein to the Company being deemed to apply to the Company as a debtor-in-possession and to a trustee for the Company), and shall apply with full force and effect with respect to all collateral held by the Senior Creditor, and to all Senior Indebtedness incurred by the Company from the Senior Creditor, subsequent to such filing.

10.7	Relative Rights. This Section 10 defines the relative rights of Holders and holders of Senior Indebtedness of the Company. Nothing in this Note shall:

10.7.1
impair, as between the Company and Holders, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on and liquidated damages in respect of, the Notes in accordance with their terms; or

10.7.2
prevent any Holder from exercising its available remedies upon an Event of Default, subject to the rights of holders of Senior Indebtedness of the Company to receive distributions otherwise payable to Holders.

10.8
Payment in Stock. Notwithstanding any provision in this Section 10, the Company may at any time pay or redeem this Note in shares of Common Stock pursuant to the terms and conditions set forth herein and the Holder may receive such shares of Common Stock free and clear of any claims of the holders of Senior Indebtedness. Nothing herein shall restrict delay or otherwise affect the Holder's right to receive securities upon any conversion or issuance under this Note.

10.9
Reliance by Holders of Senior Indebtedness on Subordination Provisions. The Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Company, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

10.10	Definitions.

10.11
“Indebtedness” means at a particular time with respect to the Company, without duplication, (a) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which the Company is liable, contingently or otherwise, as obligor or otherwise, (d) trade payables and other current liabilities incurred in the ordinary course of business, (e) any commitment by which the Company assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit), (f) any indebtedness guaranteed in any manner by the Company (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (g) any obligations under capitalized leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations the Company assures a creditor against loss, and (h) any indebtedness secured by a lien on the Company’s assets.

10.11.1
“Senior Indebtedness” of the Company means the principal of, premium (if any) and accrued and unpaid interest, if any, (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on Indebtedness including and fees and other amounts owing in respect of any Indebtedness of the Company existing as of September 30, 2009 as included on the Company’s financial statements for the quarterly period ended September 30, 2009; provided, however, that Senior Indebtedness shall not include: (i) any liability for federal, state, local or other taxes owed or owing by the Company; or (iii) any obligations with respect to the Common Stock or the Company’s Series A Preferred Stock.

10.11.2	“Senior Creditor” means any person or entity to whom Senior Indebtedness is owed.

11.
Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rules or principles that might refer to the governance or construction of this Note by the law of another jurisdiction.  If any provisions of this Note shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Note and, to this end, the provisions of this Note are intended to be and shall be severable.

11.
Jurisdiction and Venue.  ANY ACTION OR PROCEEDING IN CONNECTION WITH THIS NOTE SHALL BE BROUGHT IN A COURT OF RECORD OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK.  THE PARTIES TO THIS NOTE HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS OF THE STATE OF NEW YORK, AND SERVICE OF PROCESS MAY BE MADE UPON THE PARTIES TO THIS NOTE BY MAILING A COPY OF THE SUMMONS AND ANY COMPLAINT TO SUCH PERSON, BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, AT THE ADDRESS SET FORTH IN THE PREAMBLE HERETO.  BY ACCEPTANCE HEREOF, THE PARTIES HERETO EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OR MAINTAINING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION.

12.
Successors and Assigns.  This Note shall be binding upon and insure to the benefit of the parties hereto and their successors and assigns.  This Note may not be assigned by the Company without the prior written approval of Holder.

13.
Limitation Due to Usury Laws. All agreements between the Company and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law.  If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, then the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest, and, if the principal amount of this Note has been paid in full, shall be refunded to the Company.

[REMAINDER INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Note to be executed on the day and year first above written.

US SOLARTECH, INC.

By:
Name: Steven Phillips
Title:  Chief Financial Officer

________

[HOLDER]

By:
Name:
Title: